Exhibit 99.2

Filed pursuant to Rule 425 under the Securities Act of 1933

and deemed filed pursuant to Rule 14a-12 of the Securities Exchange Act of 1934

Filing Person: Corporate Property Associates 16 – Global Incorporated

Subject Company: Corporate Property Associates 16 – Global Incorporated

Commission File Number: 001-32162

Item 6. Selected Financial Data.

The following selected financial data should be read in conjunction with the consolidated financial statements and related notes in Item 8 (in thousands except per share data):

	Years Ended December 31,
	2012 (a)	2011 (a)	2010	2009	2008
Operating Data (b)
Revenues from continuing operations	$310,280	$297,029	$220,936	$220,660	$218,865
Income from continuing operations	56,000	29,382	54,622	26,156	42,075
Net income (c)	41,450	21,293	59,238	12,959	47,360
Add: Net (income) loss attributable to noncontrolling interests	(25,576)	(9,891)	(4,905)	8,050	(339)
Add: Net loss (income) attributable to redeemable noncontrolling interests	2,192	(1,902)	(22,326)	(23,549)	(26,774)
Net income (loss) attributable to CPA®:16 – Global stockholders	18,066	9,500	32,007	(2,540)	20,247

Earnings (Loss) Per Share:
Income from continuing operations attributable to CPA®:16 – Global stockholders	0.17	0.11	0.24	0.01	0.13
Net income (loss) attributable to CPA®:16 – Global stockholders	0.09	0.05	0.26	(0.02)	0.17

Cash distributions declared per share	0.6692	0.6642	0.6624	0.6621	0.6576

Balance Sheet Data
Total assets	$3,406,792	$3,644,934	$2,438,391	$2,889,005	$2,967,203
Net investments in real estate (d)	2,765,886	2,862,040	2,127,900	2,223,549	2,190,625
Long-term obligations (e)	1,788,937	1,946,170	1,371,949	1,454,851	1,453,901

Other Information
Net cash provided by operating activities	$190,939	$156,927	$121,390	$116,625	$117,435
Cash distributions paid	134,649	103,880	82,013	80,778	79,011
Payments of mortgage principal (f)	85,990	52,034	21,613	18,747	15,487

(a)                   Results for the years ended December 31, 2012 and 2011 include the impact of the Merger in May 2011.

(b)                   Certain prior year amounts have been reclassified from continuing operations to discontinued operations.

(c)                    Net income in 2012, 2011, 2010, 2009, and 2008 reflected impairment charges totaling $22.9 million, inclusive of amounts attributable to noncontrolling interests totaling less than $0.1 million, $27.5 million, inclusive of amounts attributable to noncontrolling interests totaling $0.2 million, $10.9 million, inclusive of amounts attributable to noncontrolling interests totaling $2.5 million, $59.6 million, inclusive of amounts attributable to noncontrolling interests totaling $12.8 million, and $4.0 million, respectively.

(d)                   Net investments in real estate consists of Net investments in properties, Net investments in direct financing leases, Equity investments in real estate, Assets held for sale, and Real estate under construction, as applicable.

(e)                    Represents non-recourse mortgage obligations, our credit facility, and deferred acquisition fee installments.

(f)                     Represents scheduled mortgage principal payments.

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